Exhibit 99.1

FOR IMMEDIATE RELEASE

Ideal Power Reports Fourth Quarter and Full Year 2015

Financial Results

Management to Host Conference Call at 4:30 p.m. ET

AUSTIN, TX – February 11, 2016 -- Ideal Power Inc. (NASDAQ: IPWR), a developer of innovative power conversion technologies, reported results for its fourth quarter and full year ended December 31, 2015.

Key 2015 and Subsequent Highlights:

•	Received largest order in the Company’s history, totalling 14.5MW across our entire product family for deliveries throughout 2016.
•	Added multiple new customers and alliance partners including Gexpro, Sonnen, Wesco International, KACO new energy, EOS Energy Storage, LG Chem and Aquion Energy.
•	Order backlog of $5.2 million at December 31, 2015.
•	Received first commercial orders for Asia; two customers ordered multiple units of Grid-Resilient 125kW Power Conversion Systems (PCS) for project installations in China and Japan.
•	Received first multi-unit orders for the microgrid market from The Boeing Company and EnerDel.
•	Partnering with Austin Energy on U.S. DOE-funded projects to integrate solar PV and storage for commercial sites.
•	Introduced and achieved certification for UL1741 conformance for Grid-Resilient 30kW 2-Port, 30kW Multi-Port and 125kW 2-Port PCS with microgrid forming and software-enabled 50Hz and 60Hz capabilities.
•	Grid-Resilient 30kW Multi-Port PCS recognized as one of the top inverter products of 2015 by Solar Power World Magazine.
•	Currently have 43 issued patents, up from 20 at December 31, 2014, including 12 issued patents for B-TRAN and over 100 patent applications pending.

"2015 was an inflection point for our business, with significant revenue growth from new products supported by the addition of several new alliance partnerships and customers that we expect to fuel our future growth,” stated Dan Brdar, Chairman and CEO. “We are excited about the size, commitment and capability of global companies entering the battery energy storage space. We expect to see strong growth in 2016 based on our year-end backlog and feedback from our existing and potential channel partners. In addition, we are excited about the prospects for our bi-directional power switch technology as a key component of our longer term strategy and product differentiation.”

Fourth Quarter and Full Year 2015 Financial Results

•	2015 product revenue increased 250% to $4.3 million compared to 2014 product revenue of $1.2 million.
•	2015 gross margins were 9% compared to negative 22% gross margins in 2014.
•	2015 net loss was $10.4 million compared to $6.9 million in 2014 on higher research and development expenses.
•	Q4 2015 product revenue increased 159% to $967 thousand compared to Q4 2014 product revenue, with approximately 90% of Q4 2015 revenue related to products introduced in 2015.
•	Q4 2015 gross margins were 1% compared to negative 36% gross margins in Q4 2014, with some compression in Q4 2015 gross margins due to the introduction of our new 125kW product at low initial production volumes.
•	Q4 2015 net loss was $3.0 million compared to Q4 2014 net loss of $2.0 million on higher research and development expenses.
•	Higher research and development spending resulted from the self-funding of our bi-directional switch development efforts in 2015, the engagement of a second semiconductor fabricator for the bi-directional switch development and prototyping and certification costs associated with new products.
•	Cash and cash equivalents totalled $15.0 million on December 31, 2015, compared to $17.3 million on September 30, 2015 and $7.9 million on December 31, 2014, with no long-term debt outstanding.

"We delivered significant year-over-year revenue growth and generated positive gross margins, displaying the inherent leverage of our business model,” said Tim Burns, Chief Financial Officer of Ideal Power. “Backlog at December 31, 2015 increased 160% to $5.2 million compared to a backlog of $2.0 million at December 31, 2014. This included a significant increase in backlog for our 125kW product, which represented more than 50% of total backlog at year end. We also ended 2015 with a strong balance sheet with $15 million in cash and no long-term debt outstanding.”

Conference Call Details

Ideal Power CEO Dan Brdar and CFO Tim Burns will host the conference call, followed by a question and answer period.

To access the call, please use the following information:

Date:	Thursday, February 11, 2016
Time:	4:30 pm ET, 1:30 pm PT
Toll-free dial-in number:	1-888-219-1420
International dial-in number:	1-913-312-0683
Conference ID:	3024604

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=118179 and via the investors section of the Company’s website at www.IdealPower.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-259-4986 or matt.hayden@mzgroup.us.

About Ideal Power Inc.

Ideal Power Inc. (NASDAQ: IPWR) has developed a novel, patented power conversion technology called Power Packet Switching Architecture(TM) (PPSA). PPSA improves the size, cost, efficiency, flexibility and reliability of electronic power converters. PPSA can scale across several large and growing markets, including commercial grid storage, combined solar and storage, microgrids, and electrified vehicle charging. Ideal Power has a capital-efficient business model that can enable it to address these and potentially other markets simultaneously.

The Company's products are made from standard industry components, are battery agnostic and software driven, which provides ultimate flexibility for customers globally. Ideal Power's current products include a 30 kW Battery Converter, Grid-Resilient 30kW 2-Port and Multi-Port PCS and a 125kW 2-Port PCS. These products allow the Company to form key relationships with leaders across several multi-billion dollar vertical markets to support their growth initiatives. New channel relationships are expected to significantly increase penetration into target markets and may be complemented by licensing agreements, enabling high volume and international expansion.

Ideal Power has won multiple grants for its PPSA technology, including a $2.5 million grant from the Department of Energy's Advanced Research Projects Agency - Energy (ARPA-E) program, and market-leading customers are incorporating PPSA as a key component of their systems. For more information, visit www.IdealPower.com.

Safe Harbor Statement

All statements in this release that are not based on historical fact are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include our statements that 2015 was an inflection point for our business, that the addition of several new alliance partnerships will fuel our future growth, that we will have strong growth in 2016 based on our backlog and feedback from current and potential customers and that new channel partnerships are expected to significantly increase penetration into target markets and may be complemented by licensing agreements, enabling high volume and international expansion. While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, whether the patents for our technology provide adequate protection and whether we can be successful in maintaining, enforcing and defending our patents, whether the demand for energy storage products will grow at a pace consistent with our expectations, whether demand for our products, which we believe are disruptive, will develop and whether we can compete successfully with other manufacturers and suppliers of energy conversion products, both now and in the future, as new products are developed and marketed. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.

Ideal Power Media Contact:

Mercom Communications
Wendy Prabhu
1.512.215.4452
idealpower@mercomcapital.com

Investor Relations Contact:
MZ North America
Matt Hayden
1.949.259.4986
matt.hayden@mzgroup.us
www.mzgroup.us

IDEAL POWER INC.
BALANCE SHEETS

	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$15,022,286	$7,912,011
Accounts receivable, net	872,874	446,521
Inventories, net	648,009	251,338
Prepayments and other current assets	296,355	263,605
Total current assets	16,839,524	8,873,475
Property and equipment, net	925,899	374,376
Intangible assets, net	1,466,811	1,012,964
Other assets	17,920	17,920
Total assets	$19,250,154	$10,278,735

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,338,828	$441,636
Accrued expenses	1,240,093	773,119
Total current liabilities	2,578,921	1,214,755

Stockholders’ equity:
Common stock	9,550	7,048
Additional paid-in capital	50,757,414	32,712,020
Treasury stock	(2,657)	(2,657)
Accumulated deficit	(34,093,074)	(23,652,431)
Total stockholders’ equity	16,671,233	9,063,980
Total liabilities and stockholders’ equity	$19,250,154	$10,278,735

IDEAL POWER INC.
STATEMENTS OF OPERATIONS

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues:
Products and services	$967,391	$373,415	$4,259,909	$1,215,015
Grants	-	131,029	-	579,079
Total revenue	967,391	504,444	4,259,909	1,794,094

Cost of revenues:
Products	954,608	542,411	3,872,672	1,545,671
Grant research and development costs	-	145,588	-	643,421
Total cost of revenue	954,608	687,999	3,872,672	2,189,092

Gross profit (loss)	12,783	(183,555)	387,237	(394,998)

Operating expenses:
Research and development	1,712,028	695,933	5,521,390	2,340,227
General and administrative	926,177	767,135	3,693,450	2,993,131
Sales and marketing	421,954	359,013	1,644,512	1,199,578
Total operating expenses	3,060,159	1,822,081	10,859,352	6,532,936

Loss from operations	(3,047,376)	(2,005,636)	(10,472,115)	(6,927,934)

Interest income	10,320	5,567	31,472	27,715

Net loss	$(3,037,056)	$(2,000,069)	$(10,440,643)	$(6,900,219)

Net loss per share – basic and fully diluted	$(0.32)	$(0.28)	$(1.23)	$(0.98)

Weighted average number of shares outstanding – basic and fully diluted	9,432,237	7,041,318	8,495,735	7,016,872

IDEAL POWER INC.
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(10,440,643)	$(6,900,219)
Adjustments to reconcile net loss to net cash used in operating activities:
Allowance for doubtful accounts	97,344	24,775
Write-down of inventory	-	62,851
Depreciation and amortization	232,852	67,793
Write-off of capitalized patents	145,691	-
Write-off of fixed assets	53,855	-
Stock-based compensation	1,384,763	944,102
Common stock issued for services	-	50,004
Fair value of warrants issued for services	84,900	130,179
Decrease (increase) in operating assets:
Accounts receivable	(523,697)	(218,890)
Inventories	(412,698)	205,468
Prepaid expenses and other current assets	(32,750)	(50,030)
Increase (decrease) in operating liabilities:
Accounts payable	897,192	(97,509)
Accrued expenses and deferred rent	466,974	311,926
Net cash used in operating activities	(8,046,217)	(5,469,550)

Cash flows from investing activities:
Purchase of property and equipment	(791,605)	(342,247)
Acquisition of intangible assets	(630,136)	(418,255)
Net cash used in investing activities	(1,421,741)	(760,502)

Cash flows from financing activities:
Net proceeds from issuance of common stock	15,924,405	-
Exercise of options and warrants	653,828	4,966
Net cash provided by financing activities	16,578,233	4,966

Net increase (decrease) in cash and cash equivalents	7,110,275	(6,225,086)
Cash and cash equivalents at beginning of period	7,912,011	14,137,097
Cash and cash equivalents at end of the period	$15,022,286	$7,912,011